WINLAND ELECTRONICS, INC. ANNOUNCES
SECOND QUARTER 2008 FINANCIAL RESULTS

CONTACT:	Thomas J. de Petra	Cameron Donahue
	President, Chief Executive Officer	Hayden Communications
	(507) 625-7231	(651) 653-1854
http://www.winland.com/

MANKATO, Minn. / August 12, 2008 / PR Newswire / Winland Electronics, Inc. (Amex: WEX), a leading designer and manufacturer of custom electronic control products and systems, today announced financial results for the second quarter and six months ended June 30, 2008.

Net sales for the second quarter were $6.9 million, a decrease of $1.2 million, or 15%, compared to $8.1 million reported for the second quarter last year. Net sales for the six months ended June 30, 2008 were $13.9 million, down $3.5 million, or 20%, compared to the same period in 2007.  Winland’s results primarily reflect lower sales caused by a continued reduction in demand from two of its three largest customers that began in the first quarter this year, together with the lingering effect of the phase out of two customer relationships, initiated in 2007.

Tom de Petra, CEO, stated, “As previously reported, we do not believe this downward sales trend is driven by global, national or regional economic factors or sales trends that are impacting EMS providers like Winland. Instead, we believe our sales results primarily indicate market sector weaknesses specific to certain Winland customers and, to a lesser extent, normal business fluctuations, customer inventory rebalancing, product lifecycles and the long sales cycles inherent in our business. Industry research supports our belief that EMS growth in the foreseeable future is most likely among providers of high-mix, low volume electronics assemblies, like Winland, where customers need a high level of proficiency in multiple value-added engineering and manufacturing services, quality standards, component sourcing and program management.”

Gross profit was $0.7 million (9.8% of net sales) and $1.3 million (9.3% of net sales) for the second quarter and six months ended June 30, 2008 compared to $0.6 million (7.5% of net sales) and $1.5 million (8.5% of net sales) for the respective periods in 2007. Our improvement in gross profit as a percentage of net sales was primarily due to reductions in warranty and obsolete inventory expenses, offset in part by the under utilization of fixed manufacturing costs caused by our reduced sales volume.

During both the second quarter and six months ended June 30, 2008, total operating expense was flat compared to the respective periods last year. As a result of lower net sales, total operating expense, as a percentage of net sales, increased to 18.8% and 17.8% during the second quarter and six months ended June 30, 2008 compared to 16.0% and 14.4% during the respective periods last year.

The Company incurred operating losses of $617,000 and $1,186,000 for the three and six months ended June 30, 2008, respectively, compared to $691,000 and $1,034,000 last year. Our net loss was $0.8 million or $0.21 per basic share for the second quarter ended June 30, 2008 compared to a net loss of $0.5 million or $0.14 per basic share for the same period in 2007. The loss was the result of the under utilization of manufacturing fixed costs due to a $1.2 million decrease in net sales compared to a year ago.  For the six months ended June 30, 2008, we incurred a net loss of $1.1 million or $0.31 per basic share compared to the $0.8 million net loss or $0.21 per basic share for the same period in 2007.  The loss for the six month period was characteristic of the second quarter, and was primarily the result of the under utilization of manufacturing fixed costs due to a $3.5 million decrease in net sales compared to one year ago.

As previously reported, during the first quarter, Winland initiated an organizational realignment of our manufacturing, operations and materials groups, and launched change initiatives to enhance program management, information systems, documentation, NPI, quotation and inventory management. The Company's experienced new leaders from within the EMS industry were charged with establishing operational practices and processes that could support a high growth business model combining organic growth and growth by future acquisitions.

During the second quarter, we took our realignment to the next level with the promotion and expanded responsibilities of our newly appointed Vice President of Operations and Supply Chain. Similarly, we made our first hire of a senior program manager under the enhanced new program management role. He brings Winland more than 15 years of experience with top performing EMS providers. Subsequent to the end of the second quarter, we identified an Executive Sales Leader candidate with 25 years EMS experience to replace our former Senior Vice President of Sales and Marketing. We have extended an offer of employment to this individual and anticipate a start date in early September.

The Company completed the second quarter 2008 with $5.8 million in working capital and a current ratio of 2.8 to 1. At June 30, 2008 the Company had $175,000 outstanding on its revolving line-of-credit with no balance outstanding as of December 31, 2007.

Mr. de Petra concluded, “We believe the operational changes taking place will begin to favorably impact financial performance in the third and fourth quarter, primarily due to an anticipated reduction in negative variances for labor and materials. We expect that secondary benefits of these operational change initiatives will be improved on-time delivery, quality and customer retention. Some initiatives will be completed near the end of 2008, including advancements in manufacturing engineering and the establishment of formal Lean/Six Sigma training and implementation. We believe that when fully implemented, the benefits of all current operational initiatives will be sustainable as the Company continues to build EMS industry world-class operations and business practices.”

Conference Call

Management will conduct a conference call to discuss its financial results for the second quarter ended June 30, 2008 today at 4:30 p.m. ET.  Interested parties may access the call by calling 800-762-8779 from within the United States, or 480-248-5081 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through August 19, 2008 and can be accessed by dialing 800-406-7325 (U.S.), 303-590-3030 (Int'l), passcode 3906826.

This call is being web cast by ViaVid Broadcasting and can be accessed at Winland Electronics' website at http://www.winland.com. The web cast may also be accessed at ViaVid's website at http://www.viavid.net. The web cast can be accessed until September 12, 2008 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About Winland Electronics

Winland Electronics, Inc. is a manufacturer providing a variety of products to customers within the trucking, electronic testing, medical, critical environment monitoring and bedding markets primarily in North America.  The Company operates in two business segments:  Electronic Manufacturing Services (EMS) and Proprietary Products.  EMS provides complete product realization services to OEM customers by providing value-added services which include product concept studies, product design, printed circuit board design, design for manufacturing, higher level assembly and box build, and legacy support.  Proprietary Products develops and markets an established family of environmental security products that can monitor critical environments.  The Company’s environmental security products include simple and sophisticated microprocessor and mechanically controlled sensors and alarms that monitor and detect critical environmental changes, such as changes in temperature or humidity, water leakage and power failures.  Winland Electronics, Inc. is based in Mankato, Minnesota.

Cautionary Statements

Certain statements contained in this press release and other written and oral statements made from time to time by the Company do not relate strictly to historical or current facts.  As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events.  The statements included in this release with respect to the following matters are forward looking statements; (i) that our downward sales trend is not driven by global, national or regional economic factors or sales trends that are impacting other EMS providers; (ii) that our organizational realignment may support a high growth business model combining organic growth by future acquisitions; (iii) that a replacement for our former Senior Vice President of Sales and Marketing will start in early September; and (iv) that our operational changes will begin to favorably impact the Company’s financial performance in the third and fourth quarter, that these changes will be sustainable and will improve on-time delivery, quality and customer retention.  These statements involve a variety of risks and uncertainties, known and unknown, including among other risks that (i) our downward sales trend is driven by the global, national or regional economic factors; (ii) that our global realignment will not support a high growth business model; (iii) that a replacement for our former Senior Vice President of Sales and Marketing has not been found; (iv) that our operational changes will not begin to favorably impact the Company’s financial performance in the third and fourth quarter, if at all, and that such changes will not be sustainable and will improve on-time delivery, quality and customer retention.  Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

-Tables Follow-

WINLAND ELECTRONICS, INC.
CONDENSED BALANCE SHEETS
(In Thousands of Dollars)

ASSETS	June 30, 2008	December 31, 2007
	(Unaudited)
Current Assets
Cash	$-	$1,152
Accounts receivable, less allowance for doubtful accounts of $25	3,569	3,436
Refundable income taxes	601	389
Inventories	4,390	4,708
Prepaid expenses and other assets	389	253
Deferred income taxes	-	400
Total current assets	8,949	10,338

Property and equipment at cost	11,913	11,827
Less accumulated depreciation	(6,792)	(6,410)
Net property and equipment	5,121	5,417
Total assets	$14,070	$15,755

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Revolving line of credit agreement	$175	$-
Current maturities of long-term debt	441	512
Accounts payable	1,685	1,729
Accrued expenses:
Compensation	416	733
Allowance for rework and warranty costs	175	160
Other	255	219
Total current liabilities	3,147	3,353

Long Term Liabilities
Long-term debt, less current maturities	1,259	1,471
Deferred income taxes	-	282
Deferred revenue	134	138
Other long term tax liabilities	129	129
Total long-term liabilities	1,522	2,020

Stockholders' Equity
Common stock, par value $0.01 per share; authorized 20,000,000
shares; issued and outstanding 3,656,668 and 3,640,741 shares as of June 30, 2008 and December 31, 2007, respectively.	37	36
Additional paid-in capital	4,854	4,691
Retained earnings	4,510	5,655
Total stockholders' equity	9,401	10,382
Total liabilities and stockholders' equity	$14,070	$15,755

WINLAND ELECTRONICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007
Net sales	$6,866	$8,099	$13,898	$17,398
Cost of sales	6,194	7,492	12,604	15,919
Gross profit	672	607	1,294	1,479

Operating expenses
General and administrative	577	716	1,193	1,346
Sales and marketing	353	279	693	531
Research and development	359	303	594	636
Total operating expenses	1,289	1,298	2,480	2,513

Operating loss	(617)	(691)	(1,186)	(1,034)

Other income (expense)
Interest expense	(31)	(93)	(65)	(173)
Other income, net	-	2	11	15
Total other income (expense)	(31)	(91)	(54)	(158)

Loss before income taxes	(648)	(782)	(1,240)	(1,192)

Income tax benefit (expense)	(117)	291	94	435
Net loss	$(765)	$(491)	$(1,146)	$(757)

Loss per common share:
Basic and diluted	$(0.21)	$(0.14)	$(0.31)	$(0.21)

Weighted-average number of common shares outstanding:
Basic and diluted	3,649,541	3,600,856	3,645,141	3,600,603